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                                                                    Exhibit 99.1


                                 LSB CORPORATION
                              DIVIDEND YIELD 2.69%



NORTH ANDOVER, Mass. -- (BUSINESS WIRE) - October 29, 2004, LSB Corporation, (NASDAQ - LSBX), today announced the Board of Directors of LSB Corporation declared a dividend to shareholders on October 28, 2004. The Board voted to pay a cash dividend of $0.13 per share on its outstanding shares of common stock payable on November 26, 2004 to shareholders of record at the close of business on November 10, 2004. This represents a 2.69% dividend yield based on the stock price $19.31 at the close of business on October 28 2004.

LSB Corporation is the parent holding company of its wholly-owned subsidiary Lawrence Savings Bank located in North Andover, Massachusetts, an Equal Housing Lender and Member, FDIC/Depositors Insurance Fund.







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